Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of the date of the Annual Report on Form 10-K of which this exhibit is a part, D.R. Horton, Inc. (the “Company”) has two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (1) our common stock, $.01 par value per share, and (2) our 5.000% Senior Notes due 2034.

Description of Common Stock

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation, as amended (the “charter”) and our Amended and Restated Bylaws (the “bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. We encourage you to read our charter, our bylaws and the applicable provisions of Delaware General Corporation Law for additional information.

Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. The holders are not entitled to cumulative voting in the election of directors. Directors are elected by the affirmative vote of the majority of votes cast at a meeting at which a quorum is present, except that if the number of nominees exceeds the number of directors to be elected, the directors are elected by a plurality of the shares represented in person or by proxy at the meeting and entitled to vote. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director.

Holders of common stock have no preemptive rights. They are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose. The common stock is not entitled to any sinking fund, redemption or conversion provisions. On our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of preferred stock, if any. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company, LLC, which currently serves as trustee for certain of our senior notes.

The following provisions in our charter or bylaws may make a takeover of our company more difficult:

•an article in our charter prohibiting stockholder action by written consent;

•an article in our charter requiring the affirmative vote of the holders of two-thirds of the outstanding shares of common stock to remove a director;

•an article in our charter and a bylaw limiting the persons who may call special meetings of stockholders to our board of directors or a committee authorized to call a meeting by the board or the bylaws; and

•bylaws establishing an advance written notice procedure for stockholders seeking to nominate candidates for election to the board of directors or for proposing matters which can be acted upon at stockholders’ meetings.

These provisions may delay stockholder actions with respect to business combinations and the election of new members to our board of directors. As such, the provisions could discourage open market purchases of our common stock because a stockholder who desires to participate in a business combination or elect a new director may consider them disadvantageous. Additionally, the issuance of preferred stock could delay or prevent a change of control or other corporate action.

Delaware Anti-Takeover Statute. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.

An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Description of 5.000% Senior Notes due 2034

The following description of our 5.000% Senior Notes due 2034 (the “Notes”) is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the Senior Debt Securities Indenture, dated as of October 10, 2019 (the “Base Indenture”), between the Company and Truist Bank (formerly known as Branch Banking and Trust Company), as trustee (the “Trustee”), as supplemented by the Sixth Supplemental Indenture, dated as of August 14, 2024, among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee (the “Sixth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part. The Notes are traded on The New York Stock Exchange under the bond trading symbol of “DHI 34”.

Definitions of certain terms are set forth under “Certain Definitions” and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture, and those definitions are incorporated herein by reference. We encourage you to read the above referenced Indenture for additional information.

General

The Notes were initially issued in an aggregate principal amount of $700 million.

The Notes bear interest from August 14, 2024, payable semi-annually on April 15 and October 15 of each year (each, an “Interest Payment Date”), commencing April 15, 2025, to Holders of record at the close of business on April 1 or October 1, as the case may be, immediately preceding each such interest payment date. The Notes bear interest at 5.000% per annum and mature on October 15, 2034.

Additional Notes (the “Additional Notes”) in an unlimited amount may be issued in one or more series from time to time on the same terms and conditions, except for issue date, and in certain cases the issue price and the first interest payment, either of which may differ from the respective terms of the previously issued Notes of the same series, and with the same CUSIP numbers as the Notes (to the extent permissible under applicable law) without the consent of Holders of the Notes.

The Notes are guaranteed by each of the Guarantors pursuant to the guarantees of the Notes (the “Guarantees”) described below. The Guarantors do not include Forestar Group Inc., certain of our rental segment subsidiaries, and our subsidiaries that are engaged in the financial services and other non-homebuilding segments. These subsidiaries do not guarantee our existing homebuilding senior notes or our homebuilding revolving credit facility. In addition, the Notes are not guaranteed by several of our insignificant subsidiaries.

Ranking

The Notes are general unsecured obligations of the Company and rank senior in right of payment to any future Indebtedness of the Company that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all existing and future unsecured Indebtedness of the Company that is not so subordinated, including our homebuilding revolving credit facility. The Guarantees described below are general unsecured obligations of the Guarantors and rank senior in right of payment to any future Indebtedness of the Guarantors that is, by its terms, expressly subordinated in right of payment to the Guarantees and rank pari passu in right of payment with all existing and future unsecured Indebtedness of the Guarantors that is not so subordinated, including our homebuilding revolving credit facility.

Secured creditors of the Company and the Guarantors have a claim on the assets that secure the obligations of the Company and the Guarantors to such creditors prior to claims of Holders of the Notes against those assets, to the extent of the value of such assets. Our homebuilding revolving credit facility provides for the issuance of letters of credit under the facility that may be secured by cash collateral.

Optional Redemption

Prior to July 15, 2034 (the date that is 3 months prior to the maturity date of the Notes) (the “Par Call Date”), the Company may redeem the Notes at its option, in whole or in part, at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the Par Call Date, the Company may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

The Guarantees

The Notes are guaranteed by each of the Guarantors pursuant to the Guarantees. The Guarantors do not include Forestar, certain of our rental segment subsidiaries, and our subsidiaries that are engaged in the financial services and other non-homebuilding segments. These subsidiaries do not guarantee our existing homebuilding senior notes or our homebuilding revolving credit facility. In addition, the Notes are not guaranteed by several of our insignificant subsidiaries. Under the circumstances described under “Certain Covenants—Additional Guarantees,” the Company is required to cause subsidiaries that are not Guarantors to become Guarantors.

Each of the Guarantors unconditionally guarantees on a joint and several basis all of the Company’s obligations under the Notes, including its obligations to pay principal, premium, if any, and interest, if any, with respect to the Notes. The Guarantees are general unsecured obligations of the Guarantors and rank pari passu with all existing and future unsecured Indebtedness of the Guarantors that is not, by its terms, expressly subordinated in right of payment to the Guarantees. The obligations of each Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in an amount pro rata, based on the “adjusted net assets” of each Guarantor, as defined in the Indenture.

The Indenture provides that, in the event of (i) the sale or other disposition of Capital Stock of any Guarantor if as a result of such disposition, such Person ceases to be a Subsidiary of the Company, (ii) a sale or other disposition of all or substantially all of the assets of any Guarantor (other than to the Company or another Guarantor), (iii) a merger or consolidation of a Guarantor with a Person other than the Company or another Guarantor, or (iv) a Guarantor ceasing to guarantee any (a) Indebtedness of the Company outstanding under any of the Credit Facilities and (b) Publicly Traded Debt Securities, then such Guarantor (in the case of clauses (i), (ii) and (iv) above) will be automatically and unconditionally released and discharged from all obligations under the Indenture and the Notes and the Person acquiring such assets (in the case of clauses (ii) and (iii) above) shall not be required to assume the Guarantor’s obligations under the Indenture and the Notes, or otherwise become a Guarantor, in each case without any further action required on the part of the Trustee, any Holder, the Company or any Guarantor; provided that such sale, disposition or other transaction is otherwise in compliance with the Indenture.

Except as provided in the covenants described under “Certain Covenants” below, the Indenture does not prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, nor does it prevent any sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor to the Company or another Guarantor. Upon any such consolidation, merger, or disposition, the Guarantee given by such Guarantor will no longer have any force or effect.

Certain Covenants

The following is a summary of certain covenants contained in the Indenture. Such covenants are applicable (unless waived or amended as permitted by the Indenture) so long as any of the Notes are outstanding and are not defeased or discharged pursuant to provisions described under “Defeasance” below.

Restrictions on Secured Debt

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, create, incur, assume or guarantee any Secured Debt unless the Notes are secured equally and ratably with (or prior to) such Secured Debt, provided that the foregoing does not prohibit the creation, incurrence, assumption or guarantee of:

(1) Secured Debt which is secured by Liens on model homes, homes held for sale, homes that are under construction or under contract for sale, contracts for the sale of homes, land (improved or unimproved), contracts for the sale of land, project club houses, amenity centers and common areas, manufacturing plants, warehouses, distribution facilities or office buildings, and fixtures and equipment located at or on any of the foregoing or leasehold or other interests in any of the foregoing;

(2) Secured Debt which is secured by a Lien on property at the time of its acquisition by the Company or a Guarantor, which Lien secures obligations assumed by the Company or a Guarantor, or on the property of a corporation or other entity at the time it is merged into or consolidated with the Company or a Guarantor or becomes a Guarantor as a result of the acquisition of its Capital Stock by the Company or a Guarantor (other than Secured Debt created in contemplation of the acquisition of such property or the consummation of such a merger or consolidation or acquisition where the Lien attaches to or affects the property of the Company or a Guarantor prior to such transaction);

(3) Secured Debt which is secured by Liens arising from conditional sales agreements or title retention agreements with respect to property acquired by the Company or a Guarantor;

(4) Secured Debt which is secured by Liens securing Indebtedness of a Guarantor owing to the Company or to another Guarantor;

(5) Indebtedness secured by a Permitted Lien; and

(6) any amendment, restatement, supplement, renewal, replacement, extension, refinancing or refunding, in whole or in part (“Refinanced Debt”), of Secured Debt that was permitted to be created, incurred, assumed or guaranteed pursuant to clauses (1) through (5) above at the time of the original creation, incurrence, assumption or guarantee thereof, or by this clause (6), provided, in each case, that the principal amount of the Refinanced Debt does not exceed the principal amount of the Secured Debt being refinanced, extended, renewed or replaced (plus accrued interest thereon and expenses of refinancing, extension, renewal or replacement) and such Refinanced Debt is not secured by any additional properties of the Company or any Guarantor (other than accessions and proceeds).

In addition, the Company and the Guarantors may create, incur, assume or guarantee Secured Debt, without equally or ratably (or on a senior basis) securing the Notes, if immediately thereafter the sum of (1) the aggregate principal amount (or the accreted value thereof, in the case of any Secured Debt issued with original issue discount) of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) above and any Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) under “Restrictions on Sale and Leaseback Transactions”) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Restrictions on Sale and Leaseback Transactions

The Indenture provides that the Company will not, and will not cause or permit any Guarantor to, enter into any Sale and Leaseback Transaction, unless:

(1) notice is promptly given to the Trustee of the Sale and Leaseback Transaction;

(2) fair value is received by the Company or a Guarantor for the property sold (as determined in good faith pursuant to a resolution of the board of directors of the Company delivered to the Trustee); and

(3) the Company or a Guarantor, within 365 days after the completion of the Sale and Leaseback Transaction, applies an amount equal to the net proceeds therefrom either:

(A) to the redemption, repayment or retirement of (a) debt securities of any series under the Indenture (other than a series that, pursuant to the applicable supplemental indenture or authorizing resolution, does not have the benefit of this covenant or its equivalent), including the cancellation by the Trustee of any securities of any such series delivered by the Company to the Trustee, or (b) any other Indebtedness of the Company or any Guarantor (other than Indebtedness which by its terms or the terms of the instrument by which it was issued is subordinate in right of payment to the Notes or any such other series of debt securities), or

(B) to the purchase by the Company or a Guarantor of property substantially similar to the property sold or transferred.

Without regard to the foregoing, the Company and the Guarantors may enter into a Sale and Leaseback Transaction if immediately thereafter the sum of (1) the aggregate principal amount of all Secured Debt outstanding (excluding Secured Debt permitted under clauses (1) through (6) described in “Restrictions on Secured Debt” above or Secured Debt in relation to which the Notes have been secured equally and ratably (or on a senior basis)) and (2) all Attributable Debt in respect of Sale and Leaseback Transactions (excluding Attributable Debt in respect of Sale and Leaseback Transactions satisfying the conditions set forth in clauses (1) and (2) and if the 365 day period referenced therein shall have expired, also clause (3) above) as of the date of determination would not exceed 20% of Consolidated Adjusted Tangible Assets.

Repurchase of Notes upon Change of Control Triggering Event

In the event that there shall occur a Change of Control Triggering Event, except as otherwise provided below, the Company shall make an offer to each Holder of the Notes (the “Change of Control Offer”) to purchase all or any part of such Holder’s Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase (the “Change of Control Purchase Price”) in accordance with the procedures set forth below.

On or before the thirtieth day after any Change of Control Triggering Event, or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company shall be obligated to make the Change of Control offer by mailing, or causing to be mailed, to all Holders of Notes, with a copy to the Trustee, a notice regarding the Change of Control Triggering Event and the Change of Control Offer. The notice shall state the payment date for the repurchase of the Notes, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice may, if mailed prior to the date of consummation of the Change of Control, also state that the offer to purchase is conditioned on a Change of Control or Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Company will comply with applicable law, including Section 14(e) of the Exchange Act and Rule 14e-1 thereunder, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control or Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such conflict.

The Company will not be required to make a Change of Control Offer after a Change of Control Triggering Event if (1) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer, (2) the Company has given notice to redeem all Notes in accordance with the redemption provisions of the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, the Company or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes properly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered and not withdrawn in accordance with the terms of such Alternate Offer.

With respect to any disposition of assets, the phrase “all or substantially all” as used in the Indenture (including as set forth under “—Limitations on Mergers, Consolidations and Sales of Assets” below) varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which governs the Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear as to whether a Change of Control, and by extension, Change of Control Triggering Event, has occurred.

None of the provisions relating to a repurchase upon a Change of Control Triggering Event is waivable by the Board of Directors of the Company. The Company could, in the future, enter into certain transactions, including certain recapitalizations of the Company, that would not result in a Change of Control Triggering Event, but would substantially increase the amount of Indebtedness outstanding at such time.

The Indenture requires the payment of money for Notes or portions thereof validly tendered to and accepted for payment by the Company pursuant to a Change of Control Offer. In the event that a Change of Control Triggering Event has occurred under the Indenture, a change of control may have also occurred under the agreements governing other Indebtedness of the Company or its subsidiaries. If a Change of Control Triggering Event were to occur, there can be no assurance that the Company would have sufficient funds to pay the purchase price for all Notes and amounts due under other Indebtedness that the Company may be required to repurchase or repay. In the event that the Company were required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would need to seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Failure by the Company to purchase the Notes when required upon a Change of Control Triggering Event will result in an Event of Default with respect to the Notes.

These provisions could have the effect of deterring hostile or friendly acquisitions of the Company where the Person attempting the acquisition views itself as unable to finance the purchase of the principal amount of Notes which may be tendered to the Company upon the occurrence of a Change of Control Triggering Event.

Amendment or waiver of the provisions described in this covenant will require consent of Holders of a majority of the outstanding principal amount of Notes.

Limitations on Mergers, Consolidations and Sales of Assets

The Indenture provides that neither the Company nor any Guarantor will consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets (including by way of liquidation or dissolution), to any Person (in each case other than in a transaction in which the Company or a Guarantor is the survivor of a consolidation or merger, or the transferee in a sale, lease, conveyance or other disposition) unless:

(1) the Person formed by or surviving such consolidation or merger (if other than the Company or the Guarantor, as the case may be), or to which such sale, lease, conveyance or other disposition will be made (collectively, the “Successor”), is a corporation or other legal entity organized and existing under the laws of the United States or any state thereof or the District of Columbia, and the Successor assumes by supplemental indenture in a form reasonably satisfactory to the Trustee all of the obligations of the Company or the Guarantor, as the case may be, under the Notes or a Guarantee, as the case may be, and the Indenture, and

(2) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing.

The foregoing provisions shall not apply to:

(a) the consolidation or merger of a Guarantor, or the sale, lease, conveyance or other disposition of all or substantially all of the assets of a Guarantor, that in any such case results in such Guarantor being released from its Guarantee or the Successor not being required to become a Guarantor, as the case may be, as provided under “The Guarantees” above, or

(b) a transaction the purpose of which is to change the state of incorporation of the Company or any Guarantor.

Upon any such consolidation, merger, sale, lease, conveyance or other disposition, the Successor will be substituted for the Company or the relevant Guarantor under the Indenture. The Successor may then exercise every power and right of the Company or the relevant Guarantor under the Indenture, and except in the case of a lease, the Company or the relevant Guarantor will be released from all of its liabilities and obligations in respect of the Notes, the Guarantee and the Indenture. If the Company or a Guarantor leases all or substantially all of its assets, the Company or such Guarantor will not be released from its obligations to pay the principal of and premium, if any, and interest, if any, on the Notes or the Guarantee, as applicable.

Additional Guarantees

If (a) any Subsidiary that is not a Guarantor shall guarantee any (i) Indebtedness of the Company outstanding under any of the Credit Facilities or (ii) Publicly Traded Debt Securities, or (b) the Company elects to add any Subsidiary as a Guarantor, then such Subsidiary shall (i) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and under the Indenture on the terms set forth in the Indenture and (ii) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Subsidiary. Thereafter, such Subsidiary shall be a Guarantor for all purposes of the Indenture until it is released from its obligations as a Guarantor pursuant to the provisions of the Indenture.

Events of Default

The following are Events of Default in respect of the Notes under the Indenture:

(1) the failure by the Company to pay interest on any such Note when the same becomes due and payable and the continuance of any such failure for a period of 30 days;

(2) the failure by the Company to pay the principal or premium of any such Note when the same becomes due and payable at maturity, upon acceleration or otherwise;

(3) the failure by the Company or any Guarantor to comply with any of its agreements or covenants in, or provisions of, such Notes, the Guarantees (as relating to the Notes) or the Indenture (as relating to the Notes) and such failure continues for the period and after the notice specified below (except in the case of a default under the covenants described under “Repurchase of Notes upon Change of Control Triggering Event” and “Limitations on Mergers, Consolidations and Sales of Assets,” which will constitute an Event of Default with notice but without passage of time);

(4) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor that has an outstanding principal amount of $50 million or more, individually or in the aggregate, and such acceleration does not cease to exist, or such Indebtedness is not satisfied, in either case within 30 days after such acceleration;

(5) the failure by the Company or any Guarantor to make any principal or interest payment in an amount of $50 million or more, individually or in the aggregate, in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Guarantor within 30 days of such principal or interest becoming due and payable (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness);

(6) the Company or any Guarantor that is a Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a Custodian of it or for all or substantially all of its property, or

(D) makes a general assignment for the benefit of its creditors;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Guarantor that is a Significant Subsidiary as debtor in an involuntary case,

(B) appoints a Custodian of the Company or any Guarantor that is a Significant Subsidiary or a Custodian for all or substantially all of the property of the Company or any Guarantor that is a Significant Subsidiary, or

(C) orders the liquidation of the Company or any Guarantor that is a Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days; or

(8) any Guarantee of a Guarantor that is a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee and the Indenture) or is declared null and void and unenforceable or found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor from its Guarantee in accordance with the terms of the Indenture and the Guarantee).

A Default as described in subclause (3) above will not be deemed an Event of Default until the Trustee notifies the Company, or the Holders of at least 25 percent in principal amount of the then outstanding Notes notify the Company and the Trustee, of the Default and (except in the case of a default with respect to the covenants described under “Repurchase of Notes upon Change of Control Triggering Event” and “Limitations on Mergers, Consolidations and Sales of Assets”) the Company does not cure the Default within 60 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.” If such a Default is cured within such time period, it ceases to exist, without any action by the Trustee or any other Person.

If an Event of Default (other than an Event of Default with respect to the Company resulting from subclauses (6) or (7) above), shall have occurred and be continuing under the Indenture, the Trustee by notice to the Company, or the Holders of at least 25 percent in principal amount of the Notes then outstanding by notice to the Company and the Trustee, may declare all such Notes to be due and payable immediately. Upon such declaration of acceleration, the amounts due and payable on such Notes will be due and payable immediately. If an Event of Default with respect to the Company specified in subclauses (6) or (7) above occurs, such an amount will ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the Trustee and the Company or any Holder.

The Holders of a majority in principal amount of the Notes then outstanding by written notice to the Trustee may waive an existing Default or Event of Default and its consequences with respect to the Notes, other than any Default or Event of Default in payment of principal or interest. Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequence (except an acceleration due to nonpayment of principal or interest on such Notes) if the rescission would not conflict with any judgment or decree and if all existing Events of Default (other than the non-payment of accelerated principal) have been cured or waived.

The Holders may not enforce the provisions of the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the Notes then outstanding may direct the Trustee in its exercise of any trust or power, provided, however, that such direction does not conflict with the terms of the Indenture. The Trustee may withhold from the Holders notice of any continuing Default or Event of Default (except any Default or Event of Default in payment of principal or interest on the Notes or that resulted from the failure to comply with the covenant entitled “Repurchase of Notes upon Change of Control Triggering Event”) if the Trustee determines that withholding such notice is in the Holders’ interest.

The Company is required to deliver to the Trustee an annual officers’ certificate stating whether or not the signers know of any continuing Default by the Company in performing any of its obligations under the Indenture. In addition, the Company is required to deliver to the Trustee written notice of the occurrence of any Default or Event of Default within 30 days after a senior officer of the Company obtains knowledge of such Default or Event of Default.

Defeasance

The Indenture permits us and the Guarantors to terminate all our respective obligations under the Indenture as they relate to the Notes, other than the obligation to pay interest, if any, on and the principal of the Notes and certain other obligations, at any time by:

•depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Notes to their maturity or redemption; and

•complying with other conditions, including delivery to the Trustee of an opinion of counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

The Indenture also permits us and the Guarantors to terminate all of our respective obligations under the Indenture as they relate to the Notes, including the obligations to pay interest, if any, on and the principal of the Notes and certain other obligations, at any time by:

•depositing in trust with the Trustee, under an irrevocable trust agreement, money or U.S. government obligations in an amount sufficient to pay principal of and interest, if any, on the Notes to their maturity or redemption; and

•complying with other conditions, including delivery to the Trustee of an opinion of counsel to the effect that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (B) since the date the Notes were originally issued, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall state that, Holders will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of such right and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case otherwise.

In addition, the Indenture permits us and the Guarantors to terminate substantially all our respective obligations under the Indenture as they relate to the Notes by depositing with the Trustee money or U.S. government obligations sufficient to pay all principal and interest on the Notes at their maturity or redemption date if the Notes will become due and payable at maturity within one year or are to be called for redemption within one year of the deposit.

Amendment, Supplement and Waiver

Without notice to or the consent of any Holder, we and the Trustee may amend or supplement the Indenture or the Notes to:
•cure any ambiguity, omission, defect or inconsistency;

•comply with the provisions of the Indenture regarding the consolidation, merger, sale, lease, conveyance or other disposition of all or substantially all of the assets of us or any Guarantor of the Notes;

•provide that specific provisions of the Indenture shall not apply to a series of debt securities not previously issued or to make a change to specific provisions of the Indenture that only applies to any series of debt securities not previously issued or to additional debt securities of a series not previously issued;

•create a series and establish its terms;

•provide for uncertificated Notes in addition to or in place of certificated Notes;

•delete a Guarantor which, in accordance with the terms of the Indenture, ceases to be liable on its Guarantee of the Notes;

•add a Guarantor in respect of the Notes;

•comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; or

•make any change that does not adversely affect the rights of any Holder.

With the exceptions discussed below, we and the Trustee may amend or supplement the Indenture or the Notes with the written consent of the Holders of at least a majority in principal amount of the Notes then outstanding. In addition, the Holders of a majority in principal amount of the Notes then outstanding may waive any existing default under, or compliance with, any provision of the Notes or of the Indenture relating to the Notes, other than any event of default in payment of interest or principal. These consents and waivers may be obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes.

Without the consent of each Holder affected, we and the Trustee may not:

•reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

•reduce the rate of or change the time for payment of interest, including defaulted interest;

•reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to redemptions of the Notes;

•modify the ranking or priority of the Notes or any Guarantee;

•release any Guarantor from any of its obligations under its Guarantee or the Indenture except in accordance with the Indenture;

•make any change to any provision of the Indenture relating to the waiver of existing defaults, the rights of Holders to receive payment of principal and interest on the Notes, or to the provisions regarding amending or supplementing the Indenture or the Notes with the written consent of the Holders of such Notes;

•waive a continuing default or event of default in the payment of principal of or interest on the Notes; or

•make any Note payable at a place or in money other than that stated in the Note, or impair the right of any Holder of a Note to bring suit as permitted by the Indenture.

The right of any Holder to participate in any consent required or sought pursuant to any provision of the Indenture, and our obligation to obtain any such consent otherwise required from such Holder, may be subject to the requirement that such Holder shall have been the Holder of record of Notes with respect to which such consent is required or sought as of a record date fixed by us in accordance with the Indenture.

Concerning the Trustee

In the ordinary course of its business, the Trustee provides, and may continue to provide, service to us as series trustee under indenture relating to our senior notes and is a lender under our homebuilding revolving credit facility. The Indenture contains limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in specified cases or to realize on property received in respect of any such claim as security or otherwise. The Indenture permits the Trustee to engage in other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

The Indenture provides that in case an event of default occurs and is not cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in similar circumstances in the conduct of such person’s own affairs. The Trustee may refuse to perform any duty or exercise any right or power under the Indenture, unless it receives indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The laws of the State of New York govern the Indenture, the Notes and the Guarantees.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all terms used in the Indenture.

“Additional Notes” has the meaning set forth in “—General.”

“Attributable Debt” means, in respect of a Sale and Leaseback Transaction, the present value (discounted at the weighted average effective interest cost per annum of the outstanding debt of the Company, compounded semiannually) of the obligation of the lessee for rental payments during the remaining term of the lease included in such transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended or, if earlier, until the earliest date on which the lessee may terminate such lease upon payment of a penalty (in which case the obligation of the lessee for rental payments shall include such penalty), after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water and utility rates and similar charges.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of or in such Person’s capital stock or other equity interests.

“Capitalized Lease Obligations” of any Person means, at the time any determination thereof is to be made, the obligations of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations will be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means:

(1) any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of the consolidated assets of the Company and its Subsidiaries to any Person (other than a Subsidiary of the Company); provided, however, that a transaction where the holders of all classes of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, Voting Stock representing more than 50% of the voting power of all Voting Stock of such Person immediately after such transaction shall not be a Change of Control;

(2) a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act (other than (x) the Company or (y) Donald R. Horton, Terrill J. Horton, or their respective wives, children, grandchildren and other descendants, or any trust or other entity formed or controlled by any of such individuals (each an “Excluded Person”))) publicly discloses, including, without limitation, by filing a Schedule 13D or Schedule TO, or the Company or any of its Subsidiaries publicly discloses, including without limitation, by filing any other schedule, form or report under the Exchange Act (including, without limitation, a Current Report on Form 8-K), facts indicating that such person or group has become the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Voting Stock of the Company representing more than 50% of the voting power of the Voting Stock of the Company; or

(3) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; provided, however, that a liquidation or dissolution of the Company that is part of a transaction that does not constitute a Change of Control under the proviso contained in clause (1) above shall not constitute a Change of Control.

Any person or group whose acquisition of beneficial ownership constitutes a Change of Control under clause (2) of the foregoing definition in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Excluded Person.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Downgrade Event.

“Consolidated Adjusted Tangible Assets” of the Company as of any date means the Consolidated Tangible Assets of the Company and the Guarantors at the end of the fiscal quarter immediately preceding such date less (a) the book value of any assets securing any Non-Recourse Indebtedness, and (b) all short term liabilities of the Company and the Guarantors, except for liabilities payable by their terms more than one year from the date of determination (or renewable or extendible at the option of the obligor to a maturity date more than one year after such date) and liabilities in respect of retiree benefits other than persons for which the Company or the Guarantors are required to accrue pursuant to Accounting Standards Codification 715-60 (or any successor provision), in each case as determined in accordance with GAAP.

“Consolidated Tangible Assets” of the Company as of any date means the book value of the total assets of the Company and the Guarantors (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date, less (1) Intangible Assets and (2) appropriate adjustments on account of minority interests of other Persons holding equity investments in Guarantors, in each case as determined in accordance with GAAP.

“Credit Facilities” means, collectively, each of the credit facilities and lines of credit of the Company or one or more Guarantors in existence on the date of the Indenture and one or more future facilities or lines of credit among or between the Company or one or more Guarantors and one or more lenders pursuant to which the Company or any Guarantor may incur indebtedness for working capital and general corporate purposes (including acquisitions), as any such facility or line of credit may be amended, restated, supplemented or otherwise modified from time to time, and includes any agreement extending the maturity of, increasing the amount of, or restructuring, all or any portion of the Indebtedness under such facility or line of credit or any successor facilities or lines of credit and includes any facility or line of credit with one or more lenders refinancing or replacing all or any portion of the Indebtedness under such facility or line of credit or any successor facility or line of credit; provided, in each case, that such credit facility shall provide for commitments, or there shall be loans or other extensions of credit outstanding thereunder, in each case in excess of $50 million.

“Currency Agreement” of any Person means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event, act or condition that is, or after notice or the passage of time or both would be, an Event of Default.

“Event of Default” has the meaning set forth in “—Events of Default.”

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles set forth in the accounting standards codification of the Financial Accounting Standards Board or in such other statements by such or any other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect on the Issue Date.

“Guarantee” means the guarantee of the Notes by each Guarantor under the Indenture.

“Guarantors” means (i) the Guarantors and (ii) each of the Company’s Subsidiaries that becomes a guarantor of the Notes pursuant to the provisions of the Indenture, in each case until subsequently released from its Guarantee pursuant to the provisions of the Indenture.

“Holder” means the Person in whose name a Note is registered in the books of the registrar for the Notes.

“Indebtedness” of any Person means, without duplication,

(1) any liability of such Person (a) for borrowed money or under any reimbursement obligation relating to a letter of credit or other similar instruments (other than any standby letter of credit or similar instrument issued for the account of, or any surety, performance, completion or payment bond, earnest money note or similar purpose undertaking or indemnification agreement issued or entered into by or for the account of, such Person in the ordinary course of business), (b) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with expenditures that constitute capital expenditures in accordance with GAAP (other than any obligation to pay a contingent purchase price as long as such obligation remains contingent), or (c) in respect of Capitalized Lease Obligations,

(2) any Indebtedness of others described in clause (1) above that such Person has guaranteed to the extent of the guarantee, and

(3) all Indebtedness of others described in clause (1) above secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of the Indebtedness of such Person shall be the lesser of (a) the fair market value of such property; and (b) the amount of such Indebtedness of such other Persons;

provided, that Indebtedness shall not include accounts payable, liabilities to trade creditors of such Person or other accrued expenses arising in the ordinary course of business or obligations under Currency Agreements or Interest Protection Agreements.

“Intangible Assets” means with respect to the Notes, all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, write-ups of assets over their prior carrying value (other than write-ups which occurred prior to the Issue Date and other than, in connection with the acquisition of an asset, the write-up of the value of such asset (within one year of its acquisition) to its fair market value in accordance with GAAP) and all other items which would be treated as intangibles on the consolidated balance sheet of the Company and the Guarantors prepared in accordance with GAAP.

“Interest Protection Agreement” of any Person means any interest rate swap agreement, interest rate collar agreement, option or futures contract or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in interest rates with respect to Indebtedness.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means the date on which the Notes are originally issued under the Indenture.

“Lien” means, with respect to any property, any mortgage, deed of trust, lien, pledge, charge, hypothecation, security interest or encumbrance of any kind in respect of such property. For purposes of this definition, a Person shall be deemed to own, subject to a Lien, any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property.

“Moody’s” means Moody’s Investors Service, Inc.

“Non-Guarantor Subsidiary” means any Subsidiary that is not a Guarantor.

“Non-Recourse Indebtedness” with respect to any Person means Indebtedness of such Person for which (1) the sole legal recourse for collection of principal and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness (and any accessions thereto and proceeds thereof) and such property was acquired with the proceeds of such Indebtedness or such Indebtedness was incurred within 180 days after the acquisition of such property and (2) no other assets of such Person may be realized upon in collection of principal or interest on such Indebtedness. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to the borrower, any guarantor or any other Person for (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions, or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the borrower from secured assets to be paid to the lender, waste and mechanics’ liens.

“Permitted Liens” means any Lien:

(1) incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, development obligations, progress payments, government contracts, utility services, developer’s or other obligations to make on-site or off-site improvements and other obligations of like nature (exclusive of obligations for the payment of borrowed money but including the items referred to in the parenthetical in clause (1)(a) of the definition of “Indebtedness”), in each case incurred in the ordinary course of business of the Company and the Guarantors,

(2) constituting attachment or judgment liens,

(3) securing Non-Recourse Indebtedness of the Company or any Guarantor; provided, that it applies only to the property financed out of the net proceeds of such Non-Recourse Indebtedness (and any accessions thereto and proceeds thereof),

(4) securing Purchase Money Indebtedness; provided, that it applies only to the property acquired, constructed or improved with the proceeds of such Purchase Money Indebtedness (and any accessions thereto and proceeds thereof),

(5) constituting purchase money Liens (including Capitalized Lease Obligations); provided, that it applies only to the property acquired (and any accessions thereto and proceeds thereof) and the related Indebtedness is incurred within 180 days after the acquisition of such property,

(6) constituting the right of a lender or lenders to which the Company or a Guarantor may be indebted to offset against, or appropriate and apply to the payment of such, Indebtedness any and all balances, credits, deposits, accounts or money of the Company or a Guarantor with or held by such lender or lenders or its affiliates,

(7) constituting the pledge or deposit of cash or other property in conjunction with obtaining surety, performance, completion or payment bonds and letters of credit or other similar instruments or providing earnest money obligations, escrows or similar purpose undertakings or indemnifications in the ordinary course of business of the Company and the Guarantors,

(8) incurred in connection with pollution control, industrial revenue, water, sewage or other public improvement bonds or any similar bonds,

(9) statutory Liens of landlords and carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other Liens imposed by law and arising in the ordinary course of business,

(10) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and the Guarantors taken as a whole,

(11) Liens securing community development district bonds or similar bonds issued by any governmental authority to accomplish similar purposes,

(12) Liens on assets and properties of joint ventures or limited partnerships that are not wholly-owned Subsidiaries of the Company or any of the Guarantors, and

(13) Liens securing the Company’s or the Guarantors’ obligations to third parties, in connection with joint development agreements with such third parties, to perform and/or pay for or reimburse the costs of construction and/or development related to or benefiting Company’s or the Guarantors’ property and property belonging to such third parties.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Publicly Traded Debt Securities” means any issue of debt securities of the Company or any of the Guarantors originally issued in a public offering registered with the SEC or in an offering pursuant to Rule 144A under the Securities Act and of which issue at least $50.0 million aggregate principal amount is outstanding.

“Purchase Money Indebtedness” means Indebtedness of the Company or any Guarantor incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any property to be used in the ordinary course of business by the Company and the Guarantors; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such property or completion of such construction or improvement.

“Rating Agency” means (1) each of Moody’s, Fitch and S&P; or (2) if any of Moody’s, Fitch or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available (for reasons outside of the Company’s control), a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act, selected by the Company (as certified by a resolution of the Company’s Board of Directors) as a replacement Rating Agency for Moody’s, Fitch or S&P, or all three, as the case may be.

“Ratings Downgrade Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below Investment Grade by all three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Ratings Downgrade Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Downgrade Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Downgrade Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Sale and Leaseback Transaction” means a sale or transfer made by the Company or a Guarantor of any property which is either (a) a manufacturing facility, project club house, amenity center and common area, office building, warehouse or distribution facility whose book value equals or exceeds 1% of Consolidated Adjusted Tangible Assets as of the date of determination or (b) another property which exceeds 5% of Consolidated Adjusted Tangible Assets as of the date of determination, if such sale or transfer is made with the agreement, commitment or intention of leasing such property to the Company or a Guarantor, provided that “Sale and Leaseback Transaction” shall not include (1) a sale and leaseback transaction relating to a property entered into within 180 days after the later of (i) the date of acquisition of such property by the Company or a Guarantor and (ii) the date of the completion of construction or commencement of full operations on such property, whichever is later, (2) a sale and leaseback transaction which has a lease of no more than three years in length or (3) a sale or transfer made to the Company or another Guarantor.

“Secured Debt” means any Indebtedness of the Company or any Guarantor which is secured by (a) a Lien in any property of the Company or a Guarantor (other than property excluded in clause (b)) or (b) a Lien on Capital Stock owned directly or indirectly by the Company or a Guarantor in a corporation or other entity (other than a Non-Guarantor Subsidiary) or in the rights of the Company or a Guarantor in respect of Indebtedness of a corporation or other entity (other than a Non-Guarantor Subsidiary) in which the Company or a Guarantor owns Capital Stock. The securing in the foregoing manner of any such Indebtedness which immediately prior thereto was not Secured Debt shall be deemed to be the creation of Secured Debt at the time security is given. For the avoidance of doubt, cash collateralized letters of credit under our homebuilding revolving credit facility will not constitute Secured Debt.

“SEC” means the Securities and Exchange Commission or any successor agency performing the duties now assigned to it under the Trust Indenture Act.

“Significant Subsidiary” means any Subsidiary of the Company which would constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act.

“Subsidiary” of any Person means any corporation or other entity of which a majority of the Capital Stock having ordinary voting power to elect a majority of the board of directors of such entity or other persons performing similar functions is at the time directly or indirectly owned or controlled by such Person.

“Successor” has the meaning set forth in “—Certain Covenants—Limitations on Mergers, Consolidations and Sales of Assets.”

“Trustee” means the party named as such above until a successor replaces such party in accordance with the applicable provisions of the Indenture and thereafter means the successor serving hereunder.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Book Entry, Delivery and Form

The Notes were issued in the form of two fully registered Global Notes (the “Global Notes”). The Global Notes were delivered on or about the Issue Date with the Trustee, on behalf of The Depository Trust Company (the “Depositary”) and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the “Global Note Holder”).

The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the “Participants” or the “Depositary’s Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary’s Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants” or the “Depositary’s Indirect Participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary’s Participants or the Depositary’s Indirect Participants.

So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole owner or Holder of such Notes outstanding under the Indenture. Except as provided below, beneficial owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the Holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a Person having a beneficial interest in Notes represented by the Global Note to pledge such interest to Persons or entities that do not participate in the Depositary’s system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

None of the Company, the Trustee, the paying agent and the registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the paying agent to such Global Note Holder in its capacity as the registered Holder under the Indenture.

Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary’s Participants and the Depositary’s Indirect Participants to the beneficial owner of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary’s Participants or the Depositary’s Indirect Participants.

As long as the Notes are represented by a Global Note, the Depositary’s nominee will be the Holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to elect repayment of beneficial interests in Notes represented by a Global Note must be transmitted to the Depositary in accordance with its procedures on a form required by the Depositary and provided to Participants. In order to ensure that the Depositary’s nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Note to notify the Depositary of its desire to exercise a right to repayment. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to the Depositary. The Company will not be liable for any delay in delivery of notices of the exercise of the option to elect repayment.

Certificated Securities

Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Notes in the form of certificated securities. Upon any such issuance, the Trustee is required to authenticate and deliver such Notes to such Person or Persons (or the nominee of any thereof). In addition, if (i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for the Global Note and a successor depository is not appointed by the Company within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the registrar has received a request from the Depositary to issue certificated securities, then, upon surrender by the relevant Global Note Holder of its Global Note, certificated Notes will be issued to each Person that such Global Note Holder and the Depositary identify as the beneficial owner of such Notes.

Neither the Company nor the Trustee shall be liable for any delay by the related Global Note Holder or the Depositary in identifying the beneficial owners of Notes and each such Person may conclusively rely on and shall be protected in relying on, instructions from the Global Note Holder or of the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts of the Notes to be issued).

Same-day Settlement and Payment

Payments in respect of the Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holders. The Company expects that secondary trading in the certificated Notes also will be settled in immediately available funds.

Transfer and Exchange

A Holder may transfer or exchange the Notes in accordance with the procedures set forth in the Indenture. The registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The registrar is not required to transfer or exchange any Note selected for redemption. Also, the registrar is not required to transfer or exchange any Note for a period of 15 days before a selection of the Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.